EXHIBIT (p)(3)

                                 CODE OF ETHICS
                                   12/15/2006
                            FINANCIAL COUNSELORS INC.


                                 I. INTRODUCTION

     A. FIDUCIARY DUTY. This Code of Ethics (the "Code") is based on the principle that you, as officers, directors, and employees of Financial Counselors Inc. ("FCI"), owe a fiduciary duty to all FCI clients. Accordingly, you must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of Advisory Clients of FCI. At all times, you must:

     1. PLACE THE INTERESTS OF ADVISORY CLIENTS FIRST. In other words, as a fiduciary, you must scrupulously avoid serving your own personal interests ahead of the interests of FCI clients. You may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client. For example, you would violate this Code by causing an Advisory Client to purchase a Security you owned for the purpose of increasing the price of that Security. Another example would be if you invest in a security that may be appropriate for your Advisory Clients without first considering that investment for your Clients.

     2. AVOID TAKING INAPPROPRIATE ADVANTAGE OF YOUR POSITION. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with FCI could call into question the exercise of your independent judgment. You may not, for example, use the knowledge of client portfolio transactions to profit by the market effect of those transactions.

     3. CONDUCT ALL PERSONAL SECURITIES TRANSACTIONS IN FULL COMPLIANCE WITH THIS CODE, INCLUDING ALL PREAUTHORIZATION AND REPORTING REQUIREMENTS. While FCI encourages you and your families to develop personal investment programs, you must not take any action that could cause even the appearance that an unfair or improper action has been taken. Accordingly, you must follow the policies set forth below with respect to trading in any Employee or Related Account. Doubtful situations should be resolved in favor of Advisory Clients. Any questions concerning this Code should be addressed to the Compliance Director. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of your fiduciary duties.


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     B. APPENDICES TO THE CODE. The appendices to this Code, including the definitions set forth in Appendix 1, are attached to and are a part of the Code. The appendices include the following:

        1.   Definitions (capitalized terms in this Code are defined in Appendix
             1);

        2.   Disclosure of Personal Securities Holdings (Appendix 2)

        3.   Employee Certification of Receipt of the Code (Appendix 3)

        4.   Employee Annual Certification of Compliance with the Code (Appendix
             4);

        5.   Trade Authorization Request Form (Appendix 5)

     C. APPLICATION OF THE CODE TO OPTION TRANSACTIONS. The purchase of options and the sale (writing) of covered options on listed equities, and the purchase of options on financial futures (and the closing out of those positions) are permitted subject to the Code's preauthorization requirements.

                      II. PERSONAL SECURITIES TRANSACTIONS

PRE-AUTHORIZATIONS

o All employees advising clients, sitting on the investment committee, or with access to information about client trades must obtain preapproval for their trades. All securities transactions (purchases and sales), including allowable option transactions, in such an employee account or a related account must be preauthorized, except for transactions in open-end mutual funds (other than Exchange Traded Funds), government agency securities, money market instruments, and municipal securities (with a face value up to $100,000). There is no requirement of pre-approval for affiliates not involved in formulation or execution of investment decisions and trading activity.

ONE-DAY BLACKOUT PERIOD

o Securities Transactions on the same day as a purchase or sale of the same Securities (or Equivalent Securities) by an Advisory Client for which you serve as Portfolio Manager or part of the portfolio management group are prohibited, OTHER THAN PURCHASES OR SALES OF TREASURY SECURITIES OR THE COMMON STOCK OF COMPANIES HAVING AN AVERAGE DAILY TRADE VOLUME OF 1 MILLION SHARES OR MORE.


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PRIVATE PLACEMENTS (INCLUDING LIMITED PARTNERSHIPS)

o Generally, for individuals requiring pre-authorization of trades as described above, the acquisition of securities in private placements is discouraged and will only be permitted upon approval by the Compliance Department, the Chief Executive Officer or the Chief Investment Officer.

OUTSIDE BUSINESS ACTIVITIES

o Employees may not engage in any outside business activities without the prior written consent of the Compliance Department, confirmed by the CEO. (There is no requirement of pre-approval for affiliates not involved in formulation or execution of investment decisions and trading activity, though disclosure of outside activities to the Compliance Department is required.)

SERVICE AS A DIRECTOR

o Employees may not serve on the board of directors (or in any similar capacity) of another company without prior written authorization of the Compliance Department, confirmed by the CEO. (Affiliates not involved in formulation or execution of investment decisions and trading activity do not require this pre-authorization, but are required to disclose such service to the Compliance Department.)

ACCEPTING GIFTS

o Extraordinary or extravagant gifts are not permissible and must be declined or returned absent Compliance Department approval. Gifts of a nominal value (I.E., gifts whose reasonable value is no more than $100 annually from a single giver), and customary business lunches, dinners, entertainment at which both you and the giver are present (E.G., sporting events), and promotional items (i.e., pens) may be accepted.

Sections (A) - (F) below provide greater detail of each requirement. The terms Employee Account, Related Account and Immediate Family are defined in Appendix
1. In general, Employee Accounts are accounts in which you have a Beneficial Interest or a direct or indirect power to make investment decisions.

                             SUBSTANTIVE PROVISIONS

     A. ANNUAL DISCLOSURE OF PERSONAL HOLDINGS. You must disclose on the Personal Securities Holdings Form (Appendix 2) all accounts of your Immediate Family, those who share the same home as you, and anyone to whose support you

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materially contribute. THIS DISCLOSURE MUST BE MADE WHEN YOU BEGIN EMPLOYMENT,
AND ANNUALLY THEREAFTER. This requirement includes securities in your physical control, such as a safe deposit box, held at home or by the issuer. If you have any questions as to whether an account is an Employee Account or a Related Account, please refer to Appendix 1 or contact the Compliance Director.

          1. STATEMENTS AND CONFIRMATIONS. Any employee or related person who maintains a securities account must arrange for duplicated confirmations and monthly account statements to be provided to the Compliance Department. Employees are also prohibited from placing trades directly with another executing dealer or market-maker or otherwise transacting business on his/her own behalf in a manner in which he/she could appear to benefit from his/her position at FCI.

          2. INVESTMENTS WITH INDEPENDENT INVESTMENT ADVISORY FIRMS. You are permitted to invest with independent investment advisory firms if you are not involved in the account's investment decision-making. Such an account requires the prior, written approval of the Compliance Department. Duplicate confirmations and monthly statements for the account must be provided to the Compliance Department.

          3. JOINT ACCOUNTS. Employee joint accounts generally will be permitted only with members of the Employee's Immediate Family, unless a prior, written exception has been granted by the Compliance Department.

          4. INVESTMENT CLUBS. You are prohibited from participating with clients of FCI in investment clubs or investment partnerships unless a prior, written exception is granted by the the Compliance Department.

          5. 401(K) PLANS. You are permitted to invest in the pooled investments options in a previously established 401(k) plan. Prior approval is not required to maintain the account, and transactions executed in the account are not subject to pre-clearance.

          6. MARGIN ACCOUNTS. Employee Accounts and Related Accounts may be maintained on a margin basis.

     B. TRADE PREAUTHORIZATION REQUIREMENTS

          1. GENERAL REQUIREMENT. All employees advising clients, sitting on the investment committee, or with access to information about client trades must obtain preapproval for their trades except for Securities Transactions set forth in Section II.B.2 ("Exempt Transactions"). THERE IS NO REQUIREMENT OF PRE-APPROVAL FOR AFFILIATES NOT INVOLVED IN FORMULATION OR EXECUTION OF INVESTMENT DECISIONS AND TRADING ACTIVITY.


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          2.   EXEMPT TRANSACTIONS. The following Securities Transactions are exempt from the preauthorization requirements set forth in
               Section II.B.1 of this Code:

               a. MUTUAL FUNDS. Securities issued by any Mutual Fund, other than Exchange Traded Funds and funds advised by FCI. .

               b.   MUNICIPAL SECURITIES (up to $100,000 face value)

               c.   GOVERNMENT AGENCY SECURITIES

               d.   MONEY MARKET INSTRUMENTS. Any transaction in the following:

                    i.   U.S. Treasury securities;

                    ii.  bankers' acceptances;

                    iii. bank certificates of deposit;

                    iv   commercial paper; and

                    v.   repurchase agreements.

               e.   UNIT INVESTMENT TRUSTS (UITs)

               f. CERTAIN CORPORATE ACTIONS. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

               g. RIGHTS. Any acquisition of Securities through the exercise of rights issued by an issuer pro RATA to all holders of a class of its Securities, to the extent the rights were acquired in the issue.

               h. Any transaction on behalf of, or investment decisions, in the Financial Counselors, Inc. 401(k) Profit Sharing Plan.

               i. NO KNOWLEDGE. Any transaction effected in any Employee Account or Related Account if neither you nor a member of your Immediate Family knows of the transaction before it is completed (for example, Securities Transactions effected for you by a trustee of a blind trust or discretionary trades for an Employee Account in which you are neither consulted nor contacted regarding the trade before it is executed).

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               j.   MISCELLANEOUS. Other Securities as may from time to time be designated in writing by the Compliance Department on the ground that the risk of abuse is minimal or non-existent.

     C. PREAUTHORIZATION REQUESTS.

          1. TRADE AUTHORIZATION REQUEST FORM. Before entering an order for a Securities Transaction in an Employee Account or a Related Account which is subject to pre-authorization, you must complete a Trade Authorization Request Form (set forth in Appendix 5) and submit the completed Form to the Preauthorization Officer (or designee).

          2. REVIEW OF THE FORM. After receiving the completed Trade Authorization Request Form, the Preauthorization Officer (with the assistance of the Trader) will review the information and, as soon as practicable (generally within 24 hours), determine whether to authorize the proposed Securities Transaction. The authorization and date and time of the authorization must be reflected on the Trade Authorization Request Form.

     NO ORDER FOR A SECURITIES TRANSACTION FOR WHICH PREAUTHORIZATION IS SOUGHT MAY BE PLACED PRIOR TO THE RECEIPT OF WRITTEN AUTHORIZATION OF THE TRANSACTION SHOWING THE DATE AND TIME OF THE AUTHORIZATION BY THE PREAUTHORIZATION OFFICER (OR DESIGNEE). VERBAL APPROVALS ARE SUBJECT TO CERTAIN PROCEDURES AND ARE GRANTED ON AN EXCEPTION BASIS BY THE PREAUTHORIZATION OFFICER. IN ADDITION, ALL TRADES INITIATED BY AN EMPLOYEE IN AN EMPLOYEE OR RELATED ACCOUNT WILL BE MADE THROUGH THE FCI TRADING DESK.

     IN SOME CASES, TRADES MAY BE REJECTED FOR A REASON THAT IS CONFIDENTIAL. THE PREAUTHORIZATION OFFICER IS NOT REQUIRED TO GIVE ANY EXPLANATION FOR REFUSING TO AUTHORIZE A SECURITIES TRANSACTION.

     D. PROHIBITED TRANSACTIONS. The following Securities Transactions in Employee Accounts and Related Accounts are, to the extent they require preauthorization under Section II.C above, Prohibited Transactions and will not be authorized absent extreme circumstances:

          1. ONE-DAY BLACKOUT. Securities Transactions on the same day either before or after a purchase or sale of the same Securities (or Equivalent Securities) by an Advisory Client for which you serve

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               as Portfolio Manager or part of the portfolio management group are prohibited EXCEPT AS DESCRIBED BELOW. For example, if an Advisory Client trades a Security on day one, day two is the first day the Portfolio Manager may trade that Security for an account in which he or she has a beneficial interest. THIS PROHIBITION DOES NOT APPLY TO PURCHASES OR SALES OF TREASURY SECURITIES OR THE COMMON STOCK OF COMPANIES WITH AN AVERAGE DAILY TRADING VOLUME OF 1 MILLION SHARES OR MORE.

          2. INTENTION TO BUY OR SELL FOR ADVISORY CLIENT. Securities Transactions at a time when you intend, or know of another's intention, to purchase or sell that Security (or an Equivalent Security) on behalf of an Advisory Client are prohibited. THIS PROHIBITION DOES NOT APPLY TO PURCHASES OR SALES OF TREASURY SECURITIES OR THE COMMON STOCK OF COMPANIES WITH AN AVERAGE DAILY TRADING VOLUME OF 1 MILLION SHARES OR MORE. This prohibition applies whether the Securities Transaction is in the same (i.e. two purchases) or the opposite (a purchase and sale) direction of the transaction of the Advisory Client.

          3. PENDING BUY OR SELL ORDERS. Securities Transactions on any day during which any Advisory Client has a pending "buy" or "sell" order in that Security (or an Equivalent Security), until that order is executed or withdrawn or unless you provide an acceptable explanation of why the trade is necessary and provision is made for the Advisory Client trade to take precedence (in terms of price) over any Employee Account or Related Account trade executed on the same day. Prior to executing a preauthorized trade, the trader will check to determine whether there is an open order for the Security by an Advisory Client.

          4. INITIAL PUBLIC OFFERINGS. Acquisitions of Securities in an initial public offering (other than a new offering of a registered open-end investment company) or founders stock, promoter stock, or any other similar stock of an issuer in the early stages of development.

          5. TREATMENT OF PRIVATE PLACEMENTS. For employees and related accounts requiring trade preauthorization, the acquisition of Securities in private placements is prohibited absent prior written approval by the Compliance Director and the CEO or CIO; Approval will not be granted unless the Employee can clearly demonstrate that: (a) the investment is not appropriate for any Advisory Client, (b) it is highly unlikely that the investment will be appropriate for any Advisory Client in the future, and
               (c) the investment is not being offered to the Employee because of his or her position with FCI. The sale of a security acquired in a private placement is similarly restricted.

          If, after receiving the required approval, you plan to acquire securities in a private placement, and you begin to consider an investment in the issuer by any Advisory Client you must immediately disclose that investment and conflict to the Compliance Director. The decision to purchase or sell these securities must be independently reviewed and authorized by the Compliance Department.


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          6.   MARKET MANIPULATION. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

          7. INSIDE INFORMATION. Securities Transactions by any person while in possession of material nonpublic information regarding the Security or the issuer of the Security.

          8. OTHERS. Any other Securities Transactions deemed by the Preauthorization Officer to involve a conflict of interest, possible diversion of a corporate opportunity, or the appearance of impropriety.

          E. LENGTH OF TRADE AUTHORIZATION APPROVAL. The authorization provided by the Preauthorization Officer is effective, unless revoked, until the earlier of (1) the close of business on the third day from which the authorization was granted or (2) your discovery that the information in the Trade Authorization Request Form is no longer accurate. If the Securities Transaction is not placed within that period, a new pre-authorization must be obtained before the Securities Transaction is placed. If the Securities Transaction is placed but has not been executed within the three trading days after authorization is granted (as, for example, in the case of a limit order), a new pre-authorization is necessary. However, good till canceled orders ("GTC") for a longer period need not receive additional preauthorization, unless they are revoked in the interim or the information in the Trade Authorization Request Form is no longer accurate.

          F. TRADE REPORTING REQUIREMENTS.

          1. REPORTING REQUIREMENT. The Compliance Department must receive duplicate copies of statements and confirmations for each Securities Transaction in any Employee Account or Related Account. If you are not able to arrange for duplicate confirmations and monthly account statements to be sent, you must immediately notify the Compliance Department.

          2. EXEMPTION FROM REPORTING REQUIREMENTS. The following Securities Transactions are exempt from the above reporting requirements:


               a. MUTUAL FUNDS. Shares of any mutual funds, other than Exchange Traded Funds and funds advised by FCI.

               b. TREASURY SECURITIES. Transactions in U.S. Treasury securities.

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          3.   DISCLAIMERS. Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

          4. REVIEW AND AVAILABILITY. All information supplied will be available for inspection by the Compliance Department, the CEO, the CIO or Legal Counsel of FCI, the Securities and Exchange Commission, any self-regulatory organization of which FCI is a member, and any state securities commission.


                              III. FIDUCIARY DUTIES

     A. CONFIDENTIALITY. You may not reveal any information relating to the investment intentions, activities or portfolios of Advisory Clients or Securities that are being considered for purchase or sale, except to persons at FCI or its affiliates who need to know that information in order to carry out their duties and any authorized third parties. Third parties authorized to receive information about a specific client account must be designated by the client and may include the client's attorney, accountant, custodian or consultant.

     B. GIFTS.

          1. ACCEPTING GIFTS. On occasion, because of your position with FCI, you may be offered, or may receive, gifts from clients, brokers, vendors, or other persons not affiliated with FCI. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent Compliance Department approval. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 annually from a single giver), and customary business lunches, dinners, entertainment at which both you and the giver are present (e.g., sporting events), and promotional items (e.g., pens) may be accepted.

     If you receive any gift that might be prohibited under this Code, you must inform the Compliance Department.

          2. SOLICITATION OF GIFTS. All solicitations of gifts or gratuities is unprofessional and is strictly prohibited.

          3. PROVIDING ENTERTAINMENT. You may provide reasonable entertainment to persons associated with securities or financial organizations provided that both you and the recipient are present.

          4. EMBARRASSING SITUATIONS. You must never accept or give any gift or entertainment that would cause you or FCI, embarrassment if it were ever made public.

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          5.   CLIENT COMPLAINTS. You may not make any payments or other account adjustments to Advisory Clients in order to resolve any type of Advisory Client complaint. All such matters must be handled by the the CEO or FCI's legal counsel.

     C. CORPORATE OPPORTUNITIES. You may not take personal advantage of any opportunity properly belonging to FCI or any Advisory Client. This includes, but is not limited to, acquiring Securities for your own account that would otherwise be acquired for an Advisory Client.

     D. UNDUE INFLUENCE. You may not cause or attempt to cause any Advisory Client to purchase, sell or hold any Security for the purpose of creating any personal benefit for you, an Employee Account, or Related Account.

     If you or a Related Account stand to benefit materially from an investment decision for an Advisory Client that you are recommending or participating in, you must disclose that interest to a member of the portfolio management team that does not stand to benefit materially from the investment decision or, if there is no such person, to the Compliance Department. The disclosure must be made before the investment decision and should be documented and provided to the Compliance Department. Based on the information given, a decision will be made on whether or not to restrict your participation in causing an Advisory Client to purchase or sell a Security in which you have an interest.

     E. SERVICE AS A DIRECTOR. Employees subject to pre-authorization of trades may not serve on the board of directors (or in any similar capacity) of another company without PRIOR WRITTEN AUTHORIZATION of the Director of Compliance and the CEO. This authorization, if granted, will normally require that the director be isolated, through "Chinese Wall" or other procedures, from those making investment decisions regarding securities issued by the company on whose board the director sits.

     F. OUTSIDE BUSINESS ACTIVITIES. Employees subject to pre-authorization of trades may not engage in any of the following outside business activities without the PRIOR WRITTEN CONSENT of the Compliance Department and the CEO:

          1.   Be engaged in any other business;

          2. Be employed or compensated by any other person for business related activities;

          3.   Serve as an employee of another organization,

          4. Invest in limited or general partnerships, or private placements of Securities, or

          5. Give testimony as a compensated or uncompensated expert witness for either party for a dispute in litigation or arbitration whether or not FCI is involved.



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     The Compliance Department MUST BE NOTIFIED prior to an EMPLOYEE serving as an EXECUTOR OR TRUSTEE for any account.

                           IV. ENFORCEMENT OF THE CODE

     A. ANNUAL REPORTS. The Compliance Department will review the Code at least annually, in light of legal and business developments and experience in implementing the Code.

     B. COMPLIANCE CERTIFICATION. At least once a year, you will be required to certify on the Employee Certification Form set forth in Appendix 4 that you have read and understand this Code, that you have complied with the requirements of the Code, and that you have disclosed or reported all personal Securities Transactions required to be disclosed or reported on the forms appended to this Code.

     C. EXCEPTIONS TO THE CODE. Although exceptions to the Code will rarely, if ever, be granted, the CEO, CIO or Compliance Officer of FCI may make exceptions, on a case-by-case basis, to any of the provisions of this Code upon a determination that the conduct at issue involves a negligible opportunity for abuse, would create a hardship for the requester or otherwise merits an exemption from the Code. All such exceptions must be in writing.

     D. REPORTING VIOLATIONS AND SANCTIONS. All supervised persons must promptly report to the Chief Compliance Officer or an alternate designee all apparent violations of the Code and the Compliance Officer must promptly report them to senior management.

     The Chief Compliance Officer and senior management shall consider reports made to them hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee's employment with the firm.